Exhibit 10.18

EXHIBIT E

Commencement Date Confirmation

This Memorandum relates to the Lease for space in 8920 Business Park Drive, commonly known as 8920 Business Park Drive, Austin, Texas, executed as of the 15th day of April 2008 between RGK Rentals, Ltd., as Lessor, and CreditCards.com, Inc. as Lessee.

1.	Lessor and Lessee hereby acknowledge that the Commencement Date is April 15, 2008 and the scheduled expiration date of the Lease is July 31, 2013.

2.	All other terms and conditions of the Lease are hereby ratified as written.

Executed this 14 day of April, 2008

Lessor: RGK Rentals, Ltd.		Lessee: CreditCards.com, Inc.

By:	/s/ Gregory A. Kozmetsky	By:
Gregory A. Kozmetsky

THE STATE OF TEXAS	§
§
COUNTY OF TRAVIS	§

This instrument was acknowledged before me on the 18 day of June, 2008, by Gregory A. Kozmetsky.

/s/ Maggie Nienow
NOTARY PUBLIC, State of Texas

THE STATE OF TEXAS	§
§
COUNTY OF TRAVIS	§

This instrument was acknowledged before me on the 3 day of June, 2008, by Christopher Speltz.

/s/ Faith Herschap Johnson
NOTARY PUBLIC, State of Texas

LEASE AGREEMENT

TABLE OF CONTENTS

1.	Parties	1

2.	Premises	1

3.	Term	1

4.	Certain Definitions	1

5.	Rentals Payments	7

6.	Forecast Additional Rental	8

7.	Actual Operating Expenses	9

8.	Security Deposit	9

9.	Lessee’s Covenants	10

10.	Lessor’s Covenants	13

11.	Insurance, Damage and Condemnation	16

12.	Default by Lessee	19

13.	Remedies in Default by Lessee	23

14.	Holding Over	23

15.	Non-Waiver	23

16.	Default by Lessor	23

17.	Assignment and Subletting	24

18.	Non-Disturbance by Mortgagee	26

19.	Lien for Rent	27

20.	Miscellaneous	27

21.	Parking	31

22.	Waiver of Jury Trial	31

23.	Waiver of Consumer of Rights under DTPA	31

24.	Waiver of Rights under Section 93.012 of the Texas	32

25.	Waiver of Right to Contest Taxes	32

26.	Confidentiality	32

27.	Renewal Options	33

28.	Expansions	33

29.	Option to Cancel	33

EXHIBITS

A: Floor Plan	A1

B: Base Rent	B1

C: Rules and Regulations	C1

D: Lessee Improvement Agreement	D1

D-1:	D-1.1

E: Commencement Confirmation Letter	El

LEASE AGREEMENT

STATE OF TEXAS	§
§ KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF TRAVIS	§

1. PARTIES. This lease agreement (“Lease”) is made and entered into by and between RGK Rentals, Ltd., a Texas limited partnership (“Lessor”), and CreditCards.com, Inc. (“Lessee”).

2. PREMISES. For the consideration, covenants and agreements hereinafter set forth, Lessor hereby demises and lets unto Lessee, and Lessee hereby leases from Lessor upon the terms and conditions hereof, those certain premises (“Premises”) located on the first, second and third floor of Building (defined hereinafter) shown on the floor plan attached hereto as Exhibit A for the purposes of this Lease containing approximately 10,498 square feet of Rentable Area (defined hereinafter). The Premises are located in and constitute a portion of the building (“Building”) locally known as 8920 Business Park Drive in Austin, Travis County, Texas which is located on the real property owned by Lessor (the “Land”) being more particularly described as follows:

LOT 1 BLK A NORTH CROSSING SUBD SEC I-B

CITY OF AUSTIN, RECORDED AT VOLUME 80, PAGE 286 OF THE PLAT

RECORDS DIVISION OF TRAVIS COUNTY, TEXAS

3. TERM. Lessee shall be entitled to possession of the Premises for a term (“Term”) commencing on the later of (i) January 15, 2008 or (ii) on the fifth (5th) business day following the Completion Date, (as defined in Exhibit D attached hereto) (“Commencement Date”), and ending on the last day of the 63rd month after the Commencement Date or ending on such earlier date upon which the term of this Lease shall expire or be cancelled or terminated pursuant to any of the terms of this Lease or applicable law. Lessor and Lessee shall execute a Commencement Date Confirmation substantially in the form of Exhibit E promptly following the Commencement Date.

4. CERTAIN DEFINITIONS.

(a) The term “Rentable Area” refers to all floor areas within the inside surface of the outer glass, or exterior wall line of the Building enclosing the Premises and measured to the mid-point of demising walls (i.e., walls separating the Premises from areas leased to or held for lease to other lessees, and from Common Areas (defined hereinafter)), plus an allocation of the square footage of the Common Areas as set forth below. No deductions from Rentable Area shall be made for columns or projections

Lessor		Lessee

necessary to the Building. The Rentable Area has been calculated on the basis of the foregoing definition and such calculation shall control for all purposes of this Lease, provided, however, that Lessor and Lessee each shall have the right, at its sole cost and expense, to verify the measurements of the area used in said calculation. In the event actual measurements change the calculation, Lessor and Lessee agree to amend this Lease to accord with the correct calculation.

(b) The term “Common Area” means those areas within (and measured from the mid-point of the walls enclosing) the Building, and shall include, but shall not be limited to, any stairs, elevator shafts, flues, vents, stacks, pipe shafts, vertical ducts, the Building’s elevator, machine rooms, main mechanical and electrical rooms, public lobbies, public corridors, elevator foyers, rest rooms, mechanical rooms, janitor closets, telephone and equipment rooms and other areas not leased or held for lease within the Building, but which are necessary or desirable for the proper utilization of the Building or to provide customary services to the Building. The allocation to the Premises of the square footage of the Common Area shall be equal to sixteen and one-tenths percent (16.1%) of the total Common Areas of the Building calculated in accordance with BOMA standards. The Common Area allocation has been calculated on the basis of the foregoing standard and such calculation shall control for all purposes of this Lease; provided, however, that Lessor and Lessee each shall have the right, at its sole cost and expense, to verify the measurements of the area used in said calculation. In the event actual measurements change the calculation by greater than 10%, Lessor and Lessee agree to amend this Lease to accord with the correct calculation.

(c) The term “Additional Rental” means the difference between (i) the Operating Expense Amount (defined hereinafter), for each twelve-month period beginning January 1st of each year, multiplied by the number of square feet of Rentable Area within the Premises; minus (ii) the Operating Expense Amount (defined hereinafter) for the twelve-month period beginning January 1, 2008 (“Base Year Operating Expense Amount”), multiplied by the number of square feet of Rentable Area within the Premises.

(d) The term “Operating Expense Amount” means the amount by which the Actual Operating Expenses (defined hereinafter) for the Building for a calendar year divided by the number of square feet of Rentable Area in the Building. For the purposes of this lease it is agreed that the rentable square feet (“Rentable Area”) for the building is 53,097 square feet.

(e) The term “Actual Operating Expenses” means the aggregate of all expenditures by Lessor to reasonably maintain and operate the Building and the Land as Lessor may reasonably determine to be necessary, except for those items excluded in Section 4(f) below, including but not limited to the following:

(i) A management fee in the amount of five percent (5%) of the gross rentals received by Lessor with respect to the Building (“Management Fee”).

Lessor		Lessee

(ii) The cost of all wages, salaries and any ancillary expenses of all employees engaged in the operation and maintenance of the Building, including taxes, insurance and benefits relating thereto. If the employees engaged in the operation and maintenance of the Building are engaged in services to other properties, Lessor will make reasonable efforts to allocate employee costs and expenses as set forth herein on a pro rata basis to each of the other properties. In that event, only the pro rata employee costs and expenses shall be included within the term “Actual Operating Expenses”.

(iii) The cost of all supplies and material used in operation and maintenance of the Building and the Land.

(iv) The cost of all utilities, including but not limited to electric, gas, water, heating, lighting, air conditioning and ventilation of the Building.

(v) The cost of all maintenance, service and operating agreements for the Building and equipment therein, including, but not limited to security service, window cleaning, elevator maintenance and janitorial service.

(vi) The gross cost of casualty and liability insurance applicable to the Building (including the operation of the Building), and Lessor’s personal property used in connection therewith.

(vii) The cost of all real property taxes, sales tax and assessments rent taxes or any other tax calculated on the revenue or receipts of Lessor, and governmental charges whether federal, state, county or municipal, and whether levied by present or subsequently created taxing districts or authorities, and any other taxes and assessments attributable to the Building or its operation, excluding however federal and state taxes on income, but specifically including federal and state taxes assessed on rental income and the state margins tax. Lessee shall be individually responsible for all ad valorem taxes on its personal property and on the value of all leasehold improvements to the Premises. If any such taxes on leasehold improvements are paid by Lessor, then, upon demand by Lessor, accompanied by a supporting statement setting forth Lessor’s reasonable calculation of the amount of such taxes chargeable to Lessee’s leasehold improvements, Lessee will reimburse Lessor therefore.

(viii) The cost of repairs and general maintenance (undertaken by Lessor in its sole discretion) of the Building and the Land, excluding only (i) repairs and general maintenance to the structure, foundation and exterior walls of the Building, (ii) repair and general maintenance paid for by proceeds of insurance or by Lessee or by third parties, and (iii) alterations attributable solely to lessees of the Building other than Lessee.

(ix) The amortized cost and interest thereon of capital expenditures made for the specific purpose of installing equipment, devices or materials

Lessor		Lessee

intended to reduce operating expenses of the Building (according to generally accepted accounting practices) or if required by any change in applicable law or regulation of a governmental authority after the Commencement Date. Such costs will be amortized over a period of time determined in accordance with generally accepted accounting principles or the useful life of such improvements together with interest at the rate of eight percent (8%) per annum on the unamortized balance.

(x) The cost, if any, incurred by Lessor to prepare any audit required pursuant to the terms of this Lease.

(xi) The cost, if any, incurred by Lessor to furnish any Building maintenance or operation service or repair as required to be provided by Lessor and not reimbursable to Lessor by another lessee of the Building.

(xii) The cost of landscaping and any other costs reasonably deemed necessary by Lessor to maintain the Land.

Notwithstanding any other provision herein to the contrary, it is agreed that in the event the Building is not 95% leased during any calendar year or in the event 95% of the Building is not provided with the services described in Paragraph 4(e) during any calendar year, an adjustment shall be made in computing the Operating Expense Amount for such year so that the portion of the Actual Operating Expenses concerning expenses that vary with the occupancy of the Building only shall be computed for such year as though the Building had been 95% leased during such year and as though 95% of the Building had been provided with the services described in Paragraph 4(e) during such year. The provisions of this paragraph shall not apply to any Actual Operating Expenses that do not vary with occupancy such as taxes and insurance.

(f) Actual Operating Expense Exclusions

Notwithstanding the foregoing, the term Actual Operating Expenses shall not include the following:

(1)	Any costs or expenses for which Lessor is or will be reimbursed (whether by an insurer, condemner, Lessee, another lessee or otherwise);

(2)	Overhead and administrative costs of Lessor not directly incurred in the operation and maintenance of the Building;

(3)	Depreciation or amortization of the Building or its contents or components, including equipment, fixtures, improvements and facilities in connection therewith and all other “non-cash” expense items, except as provided in (4) below;

Lessor		Lessee

(4)	Capital expenditures (as classified under generally accepted accounting principals) including rentals and any other related expenses incurred in leasing capital items, [except to the extent that such expenditures are for improvements required by any regulatory body having jurisdiction due to a change in any applicable law after the Commencement Date of this Lease, or are for improvements intended to reduce the Actual Operating Expenses of the Building (according to generally accepted accounting practices) and, in any case, such expenditures will be amortized over the useful life of said improvements], and contributions to Actual Operating Expense reserves;

(5)	Lessee allowances, concessions and other costs and expenses for the preparation of space or other work which Lessor performs for any lessee or prospective lessee of the Building;

(6)	Costs and expenses for repairs or other work which is caused by fire, windstorm, casualty or any other insurable occurrence, excluding costs subject to Lessor’s insurance deductible;

(7)	Cost and expenses incurred in connection with the negotiations for leases, subleases, assignment of leases or subleases, and other occupancy agreements, with lessees or prospective lessees, sublessees or prospective sublessees or other occupants of the Building including leasing commissions, legal expenses, advertising, entertaining and promotion;

(8)	Interest, amortization or other costs, including legal fees, associated with any mortgage, loan or refinancing of the Building or any Common Areas, transfer or recordation taxes and other charges in connection with the transfer of ownership in the Building, land trust fees, and rental due under any ground lease relating to the Land;

(9)	Costs and expenses incurred for any necessary replacement of any item to the extent that it is covered under warranty, and the cost of correcting defects in the construction of the Building or any Common Areas; provided, however, that repairs resulting from ordinary wear and tear shall not be deemed to be defects;

(10)	The cost of any item or service which any lessee separately reimburses Lessor or pays to third parties, or which Lessor provides selectively to one or more lessees of the Building, other than Lessee, whether or not Lessor is reimbursed by such other lessee(s). This category shall include the actual cost of any special electrical, heating, ventilation or air conditioning required by any lessee that exceeds normal building standards or is required during times other than the standard business hours stated in this Lease;

(11)	Accounting and legal fees relating to the ownership, construction, leasing, sale of or relating to any litigation in any way involving the Building, or any

Lessor		Lessee

Common Areas, or to any dispute concerning or the enforcement of the terms of any lease;

(12)	Any personal property taxes of the Lessor for equipment or items not used directly in the operation or maintenance of the Building, or connected therewith;

(13)	Any expense that is not specifically enumerated and accounted for as a Actual Operating Expense for the Building in Lessor’s expense statement and/or budget pertaining to the operation and administration of the Building or any Common Areas (including payroll and payroll-related expenses associated with administration and clerical personnel, general office expenses, and expenses for travel, entertainment, gifts, dues, subscriptions, memberships, tuition, seminars, errors and omissions insurance, automobile allowances, charitable or political donations and professional fees of any kind), and provided that management fees in any year shall not exceed an amount equal to five percent (5%) of the gross rental revenue received for that period. In no event shall the payroll, payroll related and other expenses related to any employees of Lessor above the Building Manager or equivalent operational level or not working full-time on the management or operation of the Building be included in Actual Operating Expenses, provided that such expenses of part-time workers may be included if equitably allocated to reflect actual time spent on Building;

(14)	Any items the presence of which will, artificially inflate Actual Operating Expenses in any year because they are unique, extraordinary or one-time expenses not directly related to the operation of Building or the Land.

(g) The term “Forecast Additional Rental” means Lessor’s reasonable estimate of Additional Rental determined in accordance with Section 6 of this Lease.

5. BASE RENTAL RATE

(a) Beginning on the Commencement Date, Lessee shall pay to Lessor as minimum rent for the Premises the sum specified in Exhibit B as “Base Rent plus applicable Texas sales tax, if any. Base Rent (and applicable sales tax, if any) shall be payable in equal monthly installments on or before the first day of the Term and on or before the first day of each and every calendar month thereafter during the Term. Base Rent shall be paid to Lessor, without any prior demand and without any deduction or offset whatsoever, in lawful money of the United States of America at the address for Lessor specified, in this Lease, or to such other person or at such other place as Lessor may from time to time designate by notice to Lessee.

Lessor		Lessee

The annual Base Rent per square foot of Rentable Area set forth in Exhibit B includes an allowance (“Initial Allowance”) equal to the estimated 2008 Actual Operating Expenses and the Management Fee per the Building “grossed-up” in the same manner as provided in the last paragraph of Section 4(e) above and divided up by the square footage of the Rentable Area of the Building. In addition to Base Rent, beginning on January 1, 2009, Lessee agrees to pay Lessor the Forecast Additional Rental. The Base Rent and Forecast Additional Rental shall be due and payable in equal installments on the first day of each calendar month during the Term and any extensions or renewals thereof, and Lessee hereby agrees to pay such rent to Lessor monthly in advance at Lessor’s address as provided herein (or such other address as may be designated by Lessor from time to time).

(b) If the Term commences on other than the first day of a calendar month or terminates on other than the last day of a calendar month, then the installments of Base Rental and Forecast Additional Rental for such month or months shall be prorated and the installment or installments so prorated shall be paid in advance. The payment for such prorated month shall be calculated by multiplying the monthly installment by a fraction, the numerator of which shall be the number of days of the Term occurring during said commencement or termination month, as the case may be, and the denominator of which shall be the number of days in said commencement or termination month. Also, if the Term commences or terminates on other than the first day of a calendar year, Additional Rental shall be prorated for such commencement or termination year, as the case may be, by multiplying each by a fraction, the numerator of which shall be the number of days of the Term during the commencement or termination year, as the case may be, and the denominator of which shall be 365. The calculation described above shall be included in the statement of Actual Operating Expenses described in Paragraph 7, Lessor and Lessee hereby agreeing that the provisions relating to said calculation shall survive the termination hereof.

(c) Lessee shall pay all rent and other sums of money as same shall become due under the Lease, at the time and in the manner provided herein, without demand, set-off or counterclaims (except as expressly provided herein). Lessee agrees to pay, at Lessor’s option, (i) five percent (5%) of the monthly rent (being Base Rental and Forecast Additional Rental) and all other sums of whatever nature owed by Lessee to Lessor under the Lease, if same are not fully paid within five (5) business days of the due date as specified herein, or (ii) $25.00 per day from due date (if not paid within five (5) business days of due date) until all sums due, including late charges, are paid in full. The parties hereby agree that such charges represent a fair and reasonable estimate of the expenses Lessor would incur by reason of late payments by Lessee. Lessor’s acceptance of such late charge shall in no way constitute a waiver of Lessee’s default, nor shall it prevent Lessor from exercising any rights or remedies herein specified in event of a default by Lessee.

6. FORECAST ADDITIONAL RENTAL. Beginning on January 1, 2009 and continuing thereafter for each calendar year during the Term, Lessor shall present to

Lessor		Lessee

Lessee, prior to the beginning of said period, a statement of Forecast Additional Rental. Lessee agrees to pay Forecast Additional Rental in equal monthly installments in advance.

7. ACTUAL OPERATING EXPENSES. By May 1 of each year during the Term or the year following the termination of this Lease, or as soon as possible thereafter, Lessor shall provide Lessee a statement showing: (i) the Actual Operating Expenses for the prior calendar year then ended (ii) the Operating Expense Amount for the prior calendar year then ended; (iii) the Base Year Operating Expense Amount; (iv) the difference between subparts (ii) and (iii); and (v) a statement prepared by Lessor comparing Forecast Additional Rental with actual Additional Rental based on such Actual Operating Expenses (collectively the “Operating Cost Report”). In the event that Forecast Additional Rental exceeds Additional Rental for said calendar year, Lessor shall pay Lessee (in the form of a credit against such rentals next due if during the Term) an amount equal to such excess. In the event that the Additional Rental exceeds Forecast Additional Rental for said calendar year, Lessee shall pay Lessor, within thirty (30) days of receipt of the statement, an amount equal to such difference. Lessor shall maintain books and records reflecting the Actual Operating Expenses and Lessee shall have the right to inspect and audit Lessor’s records at Lessor’s office upon at least five (5) business days’ prior written notice during normal business hours during the 365 days following the delivery of an Operating Cost Report. The results of any such inspection shall be kept strictly confidential by Lessee and its agents, and Lessee and its agents must agree, in their contract for such services, to such confidentiality restrictions and shall specifically agree that the results shall not be made available to any other lessee of the Building. Unless Lessee sends to Lessor any written exception to Operating Cost Report within said 365-day period, such report shall be deemed final and accepted by Lessee. Lessee or Lessor (as the case may be depending on the difference between Forecast Additional Rental and Additional Rental) shall pay the amount shown on the Operating Cost Report for such calendar year in the manner prescribed in this Lease, whether or not Lessee takes any such written exception, without any prejudice to such exception. If Lessee makes a timely exception, Lessee or their qualified professional can audit the books and records reflecting actual operating expenses. Lessee cannot use contingent fee auditors. Lessee’s exception and reconciliation, if necessary, shall be made between parties, and any amount owed shall be paid by the owing party promptly. Lessee shall pay the cost of such audit. If the audit reveals an error in the Total Operating Expenses of 5.0% or more, in which case the Lessor will reimburse Lessee for the cost of the audit up to a maximum of $1,000. Lessor and Lessee hereby agree that this Section shall survive the termination hereof.

8. SECURITY DEPOSIT. Upon execution of this Lease, Lessee shall deposit with Lessor the sum of Sixteen thousand, six hundred and twenty two dollars and no cents ($16,622.00) as Lessee’s security for performance of its covenants under this Lease. If Lessee fails to pay Base Rental, Forecast Additional Rental or Additional Rental as and when due, or any other sum owing to Lessor according to the terms hereof, or otherwise defaults with respect to any provision of this Lease, Lessor may use, apply or retain all or any portion of said deposit for the payment of such amount or for the

Lessor		Lessee

payment of any other sum for which Lessee may become obligated by reason of Lessee’s default, or to compensate Lessor for any loss or damage which Lessor may suffer thereby. If Lessor so uses or applies any portion of said deposit, Lessee shall within five (5) days after written demand therefore deposit cash with Lessor in an amount sufficient to restore said deposit to the original amount, and Lessee’s failure to do so shall be a material breach of this Lease. Lessor shall not be required to keep said deposit separate from its general accounts, and Lessee shall not be entitled to any interest on such deposit. If Lessee performs all of Lessee’s obligations hereunder, said deposit, or so much thereof as has not been applied by Lessor, shall be returned without interest to Lessee at the expiration of the Term hereof.

9. LESSEE’S COVENANTS.

(a) Use of Premises. Lessee agrees that the Premises are to be used and occupied solely for the purposes of general office uses including, without limitation business, administrative and professional offices and for no other purpose without the prior written consent of Lessor, which consent shall not be unreasonably withheld, conditioned or delayed. Lessee agrees not to commit or suffer to be committed on the Premises any nuisance or other act or thing against public policy or which violates any law or governmental regulation or which is disreputable or which may disturb the quiet enjoyment of any other lessee of the Building. Lessee will not use, occupy, or permit the use or occupancy of the Premises for any unlawful, disreputable, immoral, or hazardous purpose, or maintain or permit the maintenance of any public or private nuisance; or do or permit any act or thing which may disturb the quiet enjoyment of any other lessee of the Building; or keep any substance or carry on or permit any operation which might emit offensive odors into other portions of the Building or permit anything to be done which would increase the fire insurance rate of the Building or contents or which could lead to the cancellation of the fire insurance coverage.

(b) Condition of the Premises. Lessee will not intentionally damage the Premises or the Building and will maintain the Premises in a clean condition and in good repair, ordinary wear and tear excepted. Upon termination of this Lease, and except for any alterations, repairs, modifications and other work performed on the Premises after the Commencement Date as authorized and provided in this Lease, Lessee will surrender and deliver up the Premises in good order and repair and in the substantially the same condition on the Commencement Date of this Lease, ordinary wear and tear excepted.

(c) Compliance with Laws. Lessee will comply with all federal, state, municipal and other laws, ordinances, rules, and regulations, now in effect or which may come into effect during the Term, applicable to the Premises and to the business conducted therein by Lessee, including without limitation the Americans with Disabilities Act. Lessee shall forward to Lessor within fourteen (14) days of receipt, copies of any notices received from any governmental authority regarding noncompliance with any such laws or rules. Lessor will obtain a Certificate of Occupancy for the initial Lessee

Lessor		Lessee

improvements and upon request, Lessor will provide Lessee with copies of Certificate of Occupancy for prior work done in the common areas.

(d) Lessee’s Indemnity. Lessee hereby indemnifies and holds harmless Lessor from and against all fines, suits, claims, demands, liabilities and actions (including reasonable attorneys’ fees, costs and expenses of defending against such claims) resulting or alleged to result from any breach, violation, or nonperformance of any covenant or condition hereof, or from the use or occupancy of the Premises, by Lessee or Lessee’s agents, employees, licenses, or invitees, or for any damage to person or property resulting from any act or omission or negligence of any co-lessee, visitor, or other user or occupant of the Premises, except to the extent that same is the result of the gross negligence or willful misconduct of Lessor and to the extent same are caused by or result from risks required to be insured against by Lessor as provided in this Lease.

(e) Alterations, Additions, and Improvements. Lessee covenants and agrees not to permit the Premises to be used for any purpose other than that stated in Paragraph 9(a) hereof, or make or allow to be made any alterations or physical additions in or to the Premises, or place any signs other than exterior building and monument signage as stated in Paragraph 10(g) on the Premises which are visible from outside the Premises, or place any safes or vaults (whether movable or not) upon or in the Premises, without the prior written consent of Lessor. Lessee shall not allow any liens to be filed against the property and shall promptly release any such liens filed against the property. Except as provided herein, any and all such alterations, physical additions or improvements made to the Premises by Lessee shall at once become the property of Lessor and shall be surrendered to Lessor upon the termination of this Lease by lapse of time or otherwise; however, this clause shall not apply to movable equipment, fixtures or furniture owned by Lessee, provided no damage is caused by the removal thereof to the foundation, roof or exterior walls of the existing improvements. If not in default at the termination of this Lease, Lessee may remove and retain as Lessee’s property all such fixtures, equipment, decoration, furniture or other such items installed by Lessee. Any damage occasioned and caused by the installation or removal of such fixtures and equipment shall be repaired at Lessee’s expense. Upon written request by Lessor, Lessee shall remove all such furniture and equipment and data cabling and repair the damage caused by the removal of same. In the event Lessee does not remove such fixtures and equipment and other installed items. Lessor shall have the right to remove same and to repair any damage caused by such removal, and Lessee shall be obligated to pay the cost of such removal and repair.

(f) Rules and Regulations. Lessee shall perform, observe, and comply with the Rules and Regulations provided in Exhibit C attached hereto and made a part hereof. Lessor reserves the right, upon written notice to Lessee, to make reasonable changes, additions or amendments to such Rules and Regulations from time to time as it may reasonably deem necessary or advisable. Lessor shall have no liability to Lessee for any failure of any other lessee or lessees of the Building to comply with such Rules and Regulations.

Lessor		Lessee

(g) Operation. Lessee shall not place, install, or operate on the Premises or in any part of the Building any engine, refrigerating, heating or air conditioning apparatus, stove, or machinery, or conduct mechanical operations, or place or use in or about the Premises any flammable, explosive, hazardous, or odorous solvents or materials without the prior written consent of Lessor, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that Lessor hereby acknowledges, agrees and approves Lessee’s HVAC system for Lessee’s server room and its anticipated electric usage. No portion of the Premises shall at any time be used for cooking, sleeping or lodging quarters; provided, however, that Lessee may place and use a refrigerator, dishwasher and microwave oven in the Premises.

(h) Repair and Maintenance. At its own cost, Lessee shall repair and/or replace any damage to its leasehold improvements caused by Lessee or Lessee’s agents, contractors, employees, invitees, or visitors, ordinary wear and tear excepted. If Lessee fails to make such repairs and/or replacements to its leasehold improvements promptly, Lessor may make such repairs and/or replacements, and Lessee shall pay to Lessor upon demand Lessor’s cost to make such repairs and/or replacements, plus fifteen percent (15%) thereof. Lessee shall pay for replacement of all incandescent light bulbs and for unstopping any drains or water closets in the Premises.

(i) Improvements to Leasehold. Lessor and Lessee shall enter into that certain Lessee Improvement Agreement attached hereto as Exhibit D prior to the Commencement Date, by the terms of which Lessor shall construct and install the Initial Improvements (as defined therein) at Lessee’s cost and expense. Lessor shall provide Lessee with a Lessee finish allowance described in Exhibit D as “Lessor’s Contribution” for use by Lessee in paying for the Initial Improvements to the Premises. Lessee shall obtain prior written approval of the plans for any such alterations or improvements of all of the contractors to perform all construction work. Lessee may utilize the Lessor’s Contribution for improvements as well as design and construction management fees as necessary.

(j) OFAC Representation. Lessee hereby represents and warrants to Lessor that Lessee has no present and actual knowledge that neither Lessee, nor any of its officers, directors or partners, nor any person or entity that owns or controls a legal or beneficial interest in it is a person or entity (a “Prohibited Person”) with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under Executive Order 13224 (the “Executive Order”) signed on September 24, 2001, and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”) and Lessee has no present, actual knowledge that any other persons or entities holding any legal or beneficial interest whatsoever in Lessee are included in, owned by, controlled by, knowingly acting for or on behalf of, knowingly providing assistance, support, sponsorship or services of any kind to, or otherwise knowingly associated with any of the persons or entities referred to or described in the

Lessor		Lessee

Executive Order, or banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enforced or administered by OFAC.

10. LESSOR’S COVENANTS.

(a) Quiet Enjoyment. Upon paying the Base Rent, Forecast Additional Rental, Additional Rental (if any), and any other sums required to be paid by the terms of this Lease, and upon performing and observing the covenants and stipulations set forth herein, Lessee shall peaceably and quietly have, hold and enjoy the Premises during the Term; it being agreed that Lessor agrees to Lessee’s right to such occupancy as against all persons whomsoever lawfully claiming the same or part thereof.

(b) Lessor’s Indemnity. Lessor shall indemnify, save and hold harmless Lessee from all fines, suits, claims, demands, losses and actions (including reasonable attorneys’ fees, costs and expenses incurred in defending against such claims) for any injury to person or damage to or loss of property on or about the Premises caused by (i) the negligence of Lessor, its employees, agents or invitees, to the extent but only to the extent such liability is indemnified by insurance; or (ii) a default by Lessor of any of its obligations under this Lease.

(c) Services to be Provided by Lessor. Subject to the Rules and Regulations, Lessor shall furnish Lessee the following services during the Term:

(i) Central air conditioning and heating such temperatures and in such amounts and at such times as are considered to be standard for general office use in comparable suburban, non-institutional, nongovernmental office buildings in the northwest area of Austin, Texas. (“Comparable Buildings”) and after hours at a charge of $20.00 per hour with a two hours minimum. If the Building is closed on Saturdays then Lessee will have 192 hours of after hour’s use of the HVAC at no charge each calendar year.

(ii) Janitorial service five (5) days per week in and about the Building and the Premises and window washing of the kind and character as are considered standard for general office use in Comparable Buildings.

(iii) Proper facilities to provide sufficient electrical power for building standard lighting, normal office equipment such as computers, printers, photocopying equipments, typewriter, dictating equipment, calculating machines and other machines of similar low electrical consumption, but not including electricity required for electronic data processing equipment or special lighting in excess of building standard. Lessee shall pay to Lessor, monthly as billed, such charges as may be separately metered therefore or as Lessor’s engineer may compute for any extra electrical service, whether or not requested by Lessee.

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(iv) Water for drinking, lavatory, fire sprinkler systems and toilet purposes.

(v) Replacement of building standard overhead fluorescent light bulbs, ballast and starters in the Building.

(vi) Normal and customary routine maintenance for all public and Common Areas, structural, and exterior portions of the Building according to normal and customary standards for Comparable Buildings.

(vii) Electric lighting service for all applicable portions of the Building.

(viii) Automatic passenger elevator service, on a twenty-four (24) hour, seven (7) day-week basis, for access to and egress from the floor(s) on which the Premises is located.

(ix) Lessor shall provide certain monitoring services (of a type and nature from time to time selected by Lessor) to the Building during weekends and after normal Building hours during the week; it being agreed that Lessor, in providing such services, is not a guarantor of the security of the Property or the Premises or safety of Lessee, its employees, agents, licensees or invitees from losses, injuries or damages. Lessee is urged to provide such insurance as it may desire and deem adequate to protect itself from any such loss. Any monitoring services or measures that Lessor shall undertake are for the protection of the Building only and shall not be relied upon by Lessee to protect Lessee, Lessee’s property or Lessee’s employees, invitees, or guests. Notwithstanding anything to the contrary, Lessor shall not be liable to Lessee in any manner or to Lessee’s agents, employees, invitees or guests or their property for any injury or damage to same caused by their own negligence or criminal or willful acts or the negligence or criminal or willful acts of others.

(d) Interruptions. No interruption or malfunction of any such services shall constitute an eviction or disturbance of Lessee’s use and possession of the Premises or a breach by Lessor of any of its obligations hereunder or render Lessor liable for damages or entitle Lessee to be relieved from any of its obligations hereunder (including the obligation to pay rent) or grant Lessee any right of setoff or recoupment, except in the event that such interruption or malfunction is due in whole or in part to the gross negligence or intentional misconduct of Lessor, its agents, representatives or employees. In the event of any such interruption, however, Lessor shall use reasonable diligence to restore such service.

(e) Keys. Lessor shall furnish Lessee with six keys for each corridor entry door to the Premises and to the Building. Additional keys will be furnished to Lessee upon payment of Lessor’s cost plus fifteen percent (15%), upon receipt of an order for additional keys, signed by Lessee or Lessee’s authorized representative. All such keys shall remain the property of Lessor. No additional locks shall be installed or attached on

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any door of the Premises, and Lessee shall not make or permit to be made any duplicate keys, except those furnished by Lessor. Upon termination of this Lease, Lessee shall surrender to Lessor all keys to the Premises and shall deliver to Lessor the combination or keys to all locks for safes, safe cabinets and vault doors in the Premises.

(f) Lessee Identification. Lessor shall provide and install all Lessee identification on the entry door to the Premises. All such letters and numerals shall be in the Building’s standard graphics, except that Lessee, at its sole cost and expense, shall have the right to install such identification using its corporate graphics, logos or trademarks. Only the Building’s standard graphics may be used in any public area or openings to public areas, except that Lessee shall have the right, subject to Lessor’s prior approval, to use corporate graphics, logos and trademarks as provided in the foregoing sentence, and except as approved by Lessor, which approval shall not be unreasonably withheld conditioned or delayed.

(g) Building and Exterior Monument Signage. Lessee, at Lessee’s sole cost, shall have the right to place prominent identification signage on any monument, berm or pylon signs located on the Land, the location and size of such signage to be subject to Lessor approval, which approval shall not be unreasonably withheld conditioned or delayed. Lessee shall have the right to use its corporate graphics, logos or trademarks or such other graphics as may be reasonably approved by Lessor in connection with such signage.

(h) Lobby Directory. Lessor shall provide a lobby directory board, which shall identify Lessee thereon. The cost of any subsequent changes or additions to Lessee’s identification shall be paid for by Lessee. Lessor will keep trees trimmed so as not to block the view of Lessees sign on the building.

(i) Repair and Maintenance. Lessor will make necessary repairs of damage to the Building corridors, lobby, structural members of the Building, and equipment used to provide the service referred to above, unless any such damage is caused by negligent acts or omissions of Lessee, its agents, customers, employees or invitees, in which event Lessee shall pay the cost of such repair to Lessor, plus an additional sum of fifteen percent (15%) thereof, to defray Lessor’s overhead expenses. Lessee will promptly give Lessor written notice of any damage in or to the Building requiring repair by Lessor as aforesaid.

11. INSURANCE. DAMAGE AND CONDEMNATION.

(a) Insurance by Lessor. Lessor shall, at Lessor’s expense, procure and maintain at all times during the Term, policy or policies of insurance covering the loss or damage to the Building and Land in the amount not less than ninety percent (90%) of the full replacement cost thereof as new without deduction for depreciation thereof, providing protection against all perils included within the classification of fire and extended

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coverage, vandalism coverage and malicious mischief, water damage and special extended coverage on the Building. Said insurance shall be maintained in any insurance company authorized to do business in the State of Texas with a then current rating of “A” or “A+” according to Best’s Insurance Reports or Best’s Key Rating Guide as published by A.M. Best Company, in a greater amount if desired by Lessor and at the expense of Lessor (subject to FAR passthroughs) and payment for losses thereunder shall be made solely to Lessor, subject, however, to the rights of the holder of any first lien mortgage or deed of trust which may now or hereafter encumber the Building of which the Premises form a part. If the annual premiums to be paid by Lessor shall exceed the standard rates because Lessee’s operations result in extra hazardous exposure, Lessee shall promptly pay the excess amount of the premium upon the request of the Lessor

(b) Insurance by Lessee. At all times during the Term, Lessee shall maintain, at its own expense, a policy or policies of insurance with the premiums fully paid in advance, issued by and binding upon an insurance company authorized to do business in the State of Texas with a then current rating of “A” or “A+” according to Best’s Insurance Reports or Best’s Key Rating Guide as published by A.M. Best Company, insuring all of Lessee’s personal property located in the Premises and the improvements placed upon the Premises by Lessee (including all items covered by Lessee’s plans as approved by Lessor) against loss or damage by fire, explosion, or other hazards and contingencies for not less than ninety percent (90%) of the full insurable value thereof. Such policy or policies shall contain a “replacement cost” endorsement and shall contain an endorsement that the policy shall not be canceled or reduced without fifteen (15) days prior written notice to Lessor.

(c) Liability Insurance. Lessor and Lessee, each at their respective expense, shall maintain a policy or policies of comprehensive general liability insurance with the premiums thereon fully paid in advance issued and binding upon any insurance company authorized to do business in the State of Texas with a then current rating of “A” or “A+” according to Best’s Insurance Reports or Best’s Key Rating Guide as published by A.M. Best Company, such insurance to afford minimum coverage, including umbrella liability coverage, of not less than $2,000,000.

(d) Insurance Certificates. The policy or policies of insurance to be maintained by Lessee shall name Lessor and Lessor’s mortgagee(s) as an additional insured and shall contain an endorsement that such policies cannot be amended or modified as to Lessee without fifteen (15) days’ prior written notice to Lessor. Lessee shall deliver duplicate original policies in a form satisfactory to Lessor not less than twenty (20) days prior to the commencement date hereof and thereafter not less than twenty (20) days prior to expiration date of the initial policies. Lessor will provide to Lessee upon written request a copy of the Lessor’s insurance policy or policies that are required as per this Lease.

(e) Waiver of Subrogation. Anything in this Lease to the contrary notwithstanding, as and to the extent permitted by applicable insurance policies, Lessor

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and Lessee each hereby waive any and all rights of recovery, claim, action, or cause of action, against the other, its agents, officers, or employees, for any loss or damage that may occur to any person or the Premises, or any improvements thereto, or the Building or Land, or any improvements thereto, or any personal property of such party therein, by reason of any risks required to be insured against as set forth herein to the extent but only to the extent the foregoing are insured against under the terms of the insurance policies set forth above or covered by Lessee’s self-insurance (if applicable), regardless of cause or origin, including negligence of the other party hereto, its agents, officers, or employees, and covenants that no insurer shall hold any right of subrogation against such other party.

(f) Fire or Other Casualty. The parties hereto mutually agree that if any time during the Term the Premises or any portion of the Building are partially or totally destroyed by fire or other casualty, Lessor may, at its option and upon written notice to Lessee, delivered within thirty (30) days after such occurrence, elect either (i) to repair and restore the Premises and the Building, as soon as it is reasonably practicable, to substantially the same conditions in which the Premises and the Building were before such damage, or (ii) if, and only if the estimate time (determined according to commercially reasonable standards) for such repair and restoration is in excess of 180 days and more than 50% of the leased premises is destroyed, to terminate the Lease with such termination to be effective on the date of such fire or other casualty provided, however, in the event Lessee has occupied and conducted business on the Premises during the interim between the fire or other casualty and the delivery of the written notice, the termination will be effective on the date Lessee last occupied and conducted business on the Premises. In the event that after such damage or destruction Lessor elects to repair and restore the Premises and the Building, and such damage or destruction prevents Lessee from using the Premises prior to such repair and restoration, Lessee shall have the right to terminate this Lease if the estimated time to required to repair and restore the Premises and the Building is in excess of one hundred eighty (180) days.

In the event the Premises are completely destroyed or so damaged by fire or other casualty covered by the fire and extended coverage insurance to be carried by Lessor under the terms hereof that it cannot reasonably be used by Lessee for the purposes herein provided, and this Lease is not terminated as above provided, then there shall be a total abatement of all rent and other sums due hereunder until the Premises are made usable. In the event the Premises are partially destroyed or damaged by fire or other hazard so that the Premises can be only partially used by Lessee for the purposes herein provided, then there shall be a partial abatement in the rent corresponding to the time and extent to which the Premises cannot be used by Lessee.

If the Premises are damaged by fire or other casualty resulting from the fault or negligence of Lessee, or the agents employees, licensees, or invitees of Lessee, then, to the extent not covered by Lessor’s insurance, such damage shall be repaired by and at the expense of Lessee, under the direction and supervision of Lessor, and rent shall continue without abatement.

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(g) Condemnation and Loss or Damage. If the Premises or any material part thereof shall be taken or condemned for any public purpose to such an extent as to render the remainder of the Premises, in the opinion of Lessor and Lessee, not reasonably suitable for Lessee’s intended use this lease shall, at the option of either party forthwith cease and terminate. All proceeds from any taking or condemnation of the Premises shall belong to and be paid to Lessor. In addition the Lessor shall not be liable or responsible to Lessee for any loss or damage to any property or persons occasioned by theft, fire, act of God, public enemy, injunction, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority, force majeur or any other cause beyond the control of Lessor, or for any damage or inconvenience which may arise through repair or alteration of any part of the Building, or failure to make such repairs. If additional proceeds from any taking are specifically to reimburse Lessee for moving costs or business loss then Lessee will be entitled to those proceeds only.

12. DEFAULT BY LESSEE. The occurrence of any one or more of the following events shall constitute a default and breach of the Lease by Lessee.

(a) The vacation or abandonment of the Premises by Lessee for ten (10) consecutive days unless the Lessor has agreed in writing that the Lessee can sublease the Premises.

(b) The failure by Lessee to make any payment of Base Rent, Additional Rental or Forecast Additional Rental or any other payment required to be made by Lessee hereunder as and when due, if such failure continues for a period of ten (10) days after written notice thereof by Lessor to Lessee.

(c) The failure by Lessee to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by the Lessee, other than described in Paragraph 12 (a) and (b) above, where such failure shall continue for a period of twenty (20) days after written notice thereof by Lessor to Lessee; provided, however, that if the nature of Lessee’s default is such that more than twenty (20)) days are reasonably required for its cure, then Lessee shall not be deemed to be in default if Lessee commences such cure within said twenty (20) day period and thereafter diligently prosecutes such cure to completion.

(d) Any general assignment or general arrangement for the benefit of creditors by Lessee; or the filing by or against Lessee of a petition to have Lessee adjudged a bankrupt, or a petition for reorganization or arrangement under any laws relating to bankruptcy (unless, in the case of a petition filed against Lessee, the same is dismissed within thirty (30) days); or the appointment of a trustee or a receiver to take possession of substantially all of Lessee’s assets located at the Premises or of interests in this Lease, where possession is not restored to Lessee within thirty (30) days; or the attachment, execution or other judicial seizure of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease, where such seizure is not discharged in thirty (30) days.

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13. REMEDIES IN DEFAULT BY LESSEE. Except as otherwise required herein, in the event of any default or breach by Lessee included but not limited to as described in Section 12, from time to time, in Lessor’s sole discretion, and without notice and without limiting Lessor in the exercise of any other right or remedy that Lessor may be entitled to exercise at law or in equity, Lessor may elect to:

(a) Terminate this Lease and forthwith repossess the Premises and be entitled to recover as damages a sum of money equal to the total of (1) the cost of recovering the Premises; (2) all unpaid Base Rent, Additional Rental (to the extent in excess of Forecast Additional Rental) and Forecast Additional Rental earned at the time of termination, plus interest thereon at the maximum lawful rate; (3) an amount equal to the difference between (i) the total rental (Base Rental, Additional Rental and Forecast Additional Rental computed as state in this Lease) for the remaining portion of the Term; and (ii) the then fair rental value of the Premises for such period (the parties hereto agreeing that the total Base Rental for the remaining portion of the Term and the fair rental value of the Premises shall be the sum of all rentals to be paid during such period discounted at the Prime rate as set forth in the Money section of the Wallstreet Journal per annum); (4) the cost of repairs for other than ordinary wear and tear of alteration of the Premises; (5) that portion of any leasing commission and Lessee Improvements paid by Lessor applicable to the unexpired Term; and (6) any other sum of money and damages owed by Lessee to Lessor as of the date termination.

(b) Terminate Lessee’s right of possession (but not the Lease) and may repossess the Premises by forcible entry or otherwise, without demand or notice of any kind to Lessee and without terminating this Lease, in which event Lessor may, re-let the same for the account of Lessee for such rent and upon such terms as shall be reasonably satisfactory to Lessor. Lessor shall be obligated to mitigate damages only to the extent as required under applicable Texas law, including without limitation seeking to re-let the Premise on commercially reasonable terms. For the purpose of such re-letting, Lessor is authorized to make any repairs in or to Premises that may be desirable necessary or convenient, and, if the same are re-let and a sufficient sum shall not be realized from such re-letting after paying the unpaid Base Rental, Additional Rental (if any) or Forecast Additional Rental due hereunder earned but unpaid at the time of re-letting, plus interest thereon at the maximum lawful rate, the cost of recovering possession, and all of the costs and expenses of such repairs, changes, alterations, and additions and the expenses of such re-letting (to the extent applicable to the remaining portion of the Term) and of the collection of the rent accruing therefrom to satisfy all rent provided for in this Lease to be paid, the Lessee shall satisfy and pay any such deficiency monthly. If Lessor, despite commercially reasonable efforts, but only to the extent as required under applicable Texas law, shall fail to re-let the Premises, then Lessee shall pay to Lessor as damages a sum equal to the amount of all rentals specified in this Lease for the Term. Lessee agrees that Lessor may file suit to recover any sums falling due under the terms of this Section from time to time, and that no delivery or recovery of any portion due Lessor hereunder shall be any defense to any subsequent action brought for any amount not previously reduced to judgment in favor of Lessor, nor shall such re-letting be construed as an election on the

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part of the Lessor to terminate this Lease unless a written notice of such intention be given to Lessee by Lessor. Notwithstanding any such re-letting without termination, Lessor may at any time thereafter elect to terminate this lease for any previous breach

(i) To the extent, and only in the circumstances, required by Texas law, Lessor shall use reasonable efforts to relet the Premises after a default. In no case shall Lessor be liable for failure to relet the Premises or to collect the rent due under such reletting or otherwise mitigate its damages, and in no event shall Lessee be entitled to any excess rents received by Lessor.

(ii) In the event Lessor does attempt to relet, or in the event Lessor shall ever be deemed to have a duty to attempt to relet, Lessee agrees (1) that Lessor’s normal and customary procedures for advertising the availability of space shall be reasonable; (2) that it shall not be unreasonable for Lessor to lease any other vacant space in the Building prior to reletting Lessee’s space; and (3) it shall not be unreasonable for Lessor to refuse to lease space to any prospective Lessee which does not intend to use the Premises solely for office purposes or which does not have financial resources and abilities equal to or better than those of Lessee as of the Commencement Date of this Lease.

(c) In the event of abandonment as defined in Section 13(a) above, of the Premises by Lessee, Lessor may enter the Premises to make inspections, to show prospective tenants and to remove and store any property of Lessee in the Premises, without terminating this Lease or limiting any other remedy of Lessor under this Lease. In addition to any other rights of Lessor, subject to the Texas Property Code, Lessor may dispose of the stored property if Lessee does not claim the property within sixty (60) days after the property is stored. Subject to compliance with the Texas Property Code, Lessor shall deliver by certified mail to Lessee at Lessee’s last known address a notice stating that Lessor may dispose of Lessee’s property if Lessee does not claim the property within sixty (60) days after the date the property is stored. Lessee’s rights in and to such stored property and Lessor’s obligations as herein set forth with regard to such stored property, are subject to and subordinated to the Lessor’s lien in and to all personal property of Lessee on the Premises as set forth in Section 19. Notwithstanding anything herein to the contrary, upon an abandonment of the Premises by Lessee, Lessor shall be under no obligation to re-enter the Premises, store any property or take any other action. In any such event, Lessor may continue this Lease and recover the full amount of the rent to be paid hereunder as it comes due.

(d) Pursuit of any remedies by Lessor, whether hereunder or otherwise, shall never be deemed an election of remedies. Lessee further agrees that failure by Lessor to use diligence in enforcing its rights against Lessee, or in requiring performance by Lessee of any of its obligations hereunder or in preserving the liability of Lessee hereunder, shall not impair, reduce or in any manner affect Lessor’s rights or remedies hereunder, or Lessee’s liability or obligations hereunder.

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14. HOLDING OVER. In the event of holding over by Lessee after expiration or termination of this Lease without the written consent of Lessor, Lessee shall pay monthly as liquidated damages a sum equal to one and a half (1 1/2) times the amount of the monthly installment of Base Rent, Forecast Additional Rental and Additional Rental (if any) paid, or to be paid, by Lessee to Lessor for the last month of the Term for the entire holdover period. No holding over by Lessee after the Term shall operate to extend the Lease. In the event of any unauthorized holding over, Lessee shall indemnify Lessor against all claims for damages by any other lessee to whom Lessor may have leased all or any part of the premises covered hereby effective upon the termination of this Lease. Any holding over with the consent of Lessor in writing shall thereafter constitute this Lease a lease from month to month.

15. NON-WAIVER. Failure of Lessor to declare any default immediately upon occurrence thereof, or delay in taking any action in connection therewith, shall not waive such default. Lessor shall have the right to declare any such default at any time and take such action as might be lawful or authorized hereunder, either at law or in equity.

16. DEFAULT BY LESSOR / LIMITATION OF LESSOR’S LIABILITY.

(a) Lessor shall not be in default unless Lessor fails to perform obligations required of Lessor within a reasonable time, but in no event later than thirty (30) days after written notice by Lessee to Lessor and to the holder of any first mortgage or deed of trust covering the Premises whose name and address shall have theretofore been furnished to Lessee in writing, specifying wherein Lessor has failed to perform such obligations; provided, however, that if the nature of Lessor’s obligation is such that more than thirty (30) days are required for performance, then Lessor shall not be in default if Lessor commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. Except as may otherwise be provided herein and except in the event that Lessor’s default renders at least 50% of the Premises unusable for Lessee’s intended use for more than thirty (30) consecutive days, Lessee shall not have the right to terminate this Lease, it being agreed that Lessee’s remedies shall be limited to actual damages, without any award for incidental damages or for any loss of business or any other indirect, special or consequential damages suffered by Lessee from whatever cause. In addition, Lessee, to the fullest extent permitted by law, hereby waives the provisions of Section 91.004 of the Texas Property Code or any similar statute.

(b) The term “Lessor” so far as covenants or obligations to be performed by Lessor are concerned, shall be limited to mean and include only the owner or owners at the time in question of Lessor’s interest in the Premises, and in the event of any transfer or transfers of such title to said property, Lessor (and in case of any subsequent transfers or conveyances, the then grantor) shall be concurrently freed and relieved from and after the date of such transfer or conveyance, without any further instrument or agreement, of all liability with respect to the performance of any covenants or obligations on the part of Lessor contained in this Lease thereafter to be performed, it

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being intended hereby that the covenants and obligations contained in this Lease on the part of Lessor, shall, subject as aforesaid, be binding on Lessor, its successors and assigns, only during and in respect of their respective period of ownership of such interest in the Premises. Notwithstanding the foregoing, in no event shall the acquisition of Lessor’s interest in the Premises by a purchaser which, simultaneously therewith, leases Lessor’s entire interest in the Premises back to Lessor or the seller thereof be treated as an assumption by operation of law or otherwise, of Lessor’s obligations hereunder. Lessee shall look solely to such seller lessee and its successors from time to time in title, for performance of Lessor’s obligations hereunder. The seller-lessee, and its successors in title, shall be the Lessor hereunder unless and until such purchaser expressly assumes in writing the Lessor’s obligations hereunder.

(c) Lessee shall not assert nor seek to enforce any claim for breach of this Lease against any of Lessor’s assets other than Lessor’s interest in the Premises, including Lessor’s interest in the rents payable by tenants and occupants of the Premises, Lessor’s interest in the proceeds of any insurance maintained by Lessor or Lessee with respect to the Premises, and Lessor’s interest in any proceeds of financing of the building and land, and Lessee agrees to look solely to such interest for the satisfaction of any liability or claim against Lessor under this Lease, it being specifically agreed that in no event whatsoever shall Lessor ever be personally liable for any such liability. Nothing in this Section 16(c) shall limit any right that Lessee might otherwise have to obtain injunctive relief against Lessor.

17. ASSIGNMENT AND SUBLETTING.

(a) Except as provided in subsection (e), Lessee may assign the Premises or any part thereof or sublease, mortgage, pledge, or hypothecate its leasehold interest only with the prior express written consent of Lessor, which consent shall not be unreasonably withheld, conditioned, or delayed. Any attempt to do any of the foregoing without the prior express written permission of Lessor, shall be void and of no effect. Lessee must furnish to Lessor the terms of any proposed assignment or sublease and the name and financial record of each proposed assignee or sublessee. In addition, no space shall be listed or offered to any broker for listing or advertisement, nor shall Lessee advertise for subletting without the prior written approval of Lessor, which approval shall not be unreasonably withheld, conditioned, or delayed nor shall any space be leased for a rent less than the total rent provided for herein without prior written consent of Lessor. Lessee must request Lessor’s written permission to sublease or assign the premises at least thirty (30) days prior to any such assignment, sublease or other transaction. Once Lessor has received above thirty (30) day notice and Lessor has received all the necessary financial, ownership and legal information regarding the sublessee or assignee Lessor will respond with an approval or rejection within 5 business days or the sublessee is deemed approved.

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(b) Any assignment or sublease of the leasehold, whether or not consent is required under the terms of this Lease, and consent to any assignment or sublease by Lessor, shall not operate to release Lessee of any obligation hereunder unless Lessor approves of such release in writing, and Lessee shall remain liable for the performance of all of the covenants, duties, and obligations hereunder, including without limitation the obligation to pay all rent and other sums herein provided to be paid, and Lessor shall be entitled to enforce the provisions of this instrument against the Lessee and/or against any assignee or sublessee, or either of them, at the election of Lessor.

(c) As a condition precedent to its consent to any such assignment, sublease, or other transaction, Lessor may require that Lessee reimburse Lessor a reasonable sum as attorneys’ or other fees arising incident to such transaction, not to exceed $ $1000.00, and that the assignee or sublessee pay Lessor a reasonable sum incurred by Lessor in moving the assignee or sublessee in and out of the Premises should Lessor provide such assistance; however, Lessor is under no obligation to provide such service.

(d) Lessee shall give Lessor written notice of the consummation of any assignment or sublease consented to by Lessor, shall furnish to Lessor copies of all assignments, transfers, subleases, and other documents executed in connection with such assignment or sublease, and shall notify Lessor in writing of the date the assignee or sublessee takes possession of the Premises or a portion thereof.

(e) Notwithstanding Section 17(a), Lessee may, without the need for Lessor’s consent, but only upon not less than ten (10) days prior notice to Lessor, assign its interest in this Lease (a “Permitted Assignment”) to (i) any entity (a “Successor”) which shall be a successor to-Lessee, either by merger, consolidation or reorganization (a “Merger”) or to a purchaser of all or substantially all of the assets of Lessee in either case provided the Successor or purchaser shall have a tangible net worth, after giving effect to the transaction, of not less than the net worth of Lessee immediately prior to such Merger or sale (the “Required Net Worth”) or (ii) any entity (an “Affiliate”) which is a direct or indirect subsidiary or parent (or a direct or indirect subsidiary of a parent) of Lessee, so long as (I) the principal purpose of such assignment is not the acquisition of Lessee’s interest in this Lease and is not made to circumvent the provisions of Section 17(a), (II) except if pursuant to a Merger permitted by clause (i) above, Lessee shall, contemporaneously with such assignment, provide Lessor with a fully executed counterpart of any such assignment, which assignment shall comply with the provisions of this Section 17 and shall include an agreement by the assignee in form reasonably satisfactory to Lessor, to be bound by all of the terms, obligations and liability of this Lease, (HI) in the case of an actual or deemed assignment pursuant to clause (i), Lessee shall provide Lessor, not less than ten (10) days in advance of any such assignment, evidence reasonably satisfactory to Lessor that the transaction meets one of the foregoing requirements and of the Required Net Worth of the Successor or purchaser, if applicable, and (IV) there shall not be a default of Lessee at the effective date of such assignment. Lessee shall also be permitted, without the need for Lessor’s consent, but only upon not

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less than ten (10) days prior notice to Lessor, to enter into any sublease (a “Permitted Sublease”) with any Affiliate provided that such sublease shall expire upon any event pursuant to which the sublessee thereunder shall cease to be an Affiliate. Notwithstanding 17(b) above any assignment to an Affiliate shall provide that it may, at Lessor’s election, be terminated and deemed void if during the term of this Lease such assignee or any successor to the interest of Lessee hereunder shall cease to be an Affiliate.

18. NON-DISTURBANCE BY MORTGAGEE.

(a) If the Building, and Premises and Land are subject to a deed of trust or lien for the benefit of a third party mortgagee or lender (“Lessor’s Lender”) then, on the written request of the Lessee and as soon as reasonably practicable following the request, prior to the Commencement Date, Lessor shall make best efforts to procure from Lessor’s Lender a non-disturbance agreement, reasonably deemed sufficient and acceptable to Lessee, which provides in part, that upon foreclosure, exercise of power of sale or other exercise of said Lessor’s Lender’s rights, the Lessee’s possession of the Premises, and rights under this Lease Agreement, shall not be disturbed so long as Lessee shall continue to perform all of the covenants and conditions of this Lease and that the Lessee’s obligations to perform such covenants and conditions shall not in any way be diminished thereby. Lessor agrees to make best efforts to provide a similar non- disturbance agreement from future lienholders as well.

(b) In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by the Lessor covering the Premises, the Lessee shall attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the Lessor under this Lease.

19. LIEN FOR RENT. Subject to the Texas Property Code, in consideration of the mutual benefits arising under this Lease, Lessee hereby grants to Lessor a lien and security interest on all property of Lessee now or herein after placed in or upon the Premises and all proceeds therefrom, and also upon all proceeds of any insurance which may have accrued to Lessee by reason of the damage or destruction of any such property. Such property is subject to such lien and security interest of Lessor for payment of all rent or other sums owing to Lessor under the terms of this Lease. The provisions of this paragraph relating to said lien and security interest constitutes a security agreement under the Uniform Commercial Code (the “UCC”) so that Lessor shall have and may enforce a security interest on all property of Lessee now or hereafter placed in or on the Premises by Lessee. Lessee agrees to execute, as debtor, such financing statements as Lessor may now or hereafter reasonably request in order that such security interest may be continuously perfected pursuant to the UCC, Lessor may, at its election, at any time file a copy of this Lease as a financing statement. Lessor, as a secured party, shall be entitled to all of the rights and remedies afforded a secured party under the UCC in addition to and cumulative of Lessor’s liens and rights provided by law or by the other terms and provisions of this Lease. Notwithstanding the foregoing, Lessor hereby agrees to subordinate its liens herein retained (as well as any statutory Lessor’s lien) securing bona

Lessor		Lessee

financing of Lessee’s movable personal property placed in the Premises or the construction of Lessee’s initial non-Building standard leasehold improvements to the Premises.

20. MISCELLANEOUS.

(a) Attorneys’ Fees. In case it should be necessary or proper for Lessor or Lessee to bring any action under this Lease, then the prevailing party in any such action shall be entitled to reasonable attorneys’ fees, expenses and court costs from the non- prevailing party.

(b) Lessor’s Entry. Upon reasonable written notice, Lessee agrees to permit Lessor to enter the Premises for the purpose of making repairs and alterations and to show the Premises to persons wishing to rent (within one-hundred and twenty (120) of expiration of the Lease) or purchase.

(c) No Partnership or Agency. Lessor does not in any way or for any purpose become a partner or joint venture of Lessee in the conduct of its business or otherwise. Lessee shall not be deemed an agent of Lessor for any purpose.

(d) Accord and Satisfaction. No payment by Lessee or receipt by Lessor of a lesser amount than the a monthly consideration or other payments herein stipulated shall be deemed to be other than an account of the earliest stipulated monthly consideration or other payments then due, nor shall any check or writing accompanying any check or payment as monthly consideration or other payment provided for herein be deemed an accord or satisfaction. Lessor may accept such check or payment without prejudice to Lessor’s right to recover the balance of such monthly consideration or other payments or to pursue other remedies provided in the lease or by law.

(e) Acceptance of Premises and Building by Lessee. The taking of possession of the Premises by Lessee shall be conclusive evidence (1) that Lessee accepts the Premises as suitable for the purpose for which same are leased; and (2) that Lessee accepts the Building, the Land and each and every part and appurtenance thereof as being in a good and satisfactory condition. Lessor shall not be liable, except in the event of gross negligence if and to the extent such liability is indemnified by, insurance to Lessee or any of its agents, employees, and servants for any injury or damage to person or property as a result of the condition or design of, or any defect in the Building or its mechanical systems and equipment, that may exist or occur. Lessor agrees to maintain in effect during the Term, and during any renewal or extension thereof, a policy or policies of comprehensive general liability coverage of not less than $2,000,000.

(f) Applicable Law and Construction. The laws of the State of Texas shall govern the interpretation and validity of, and other matters pertaining to, this Lease and if any provisions of this Lease shall to any extent be invalid, the remainder of this Lease shall not be affected thereby. Lessee expressly acknowledges and agrees that Lessor has not made and is not making, and Lessee, in executing and delivering this

Lessor		Lessee

Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease or in any other written agreement which may be made between the parties concurrently with the execution and delivery of this Lease and which shall expressly refer to this Lease. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and Lessee shall have no right to the Premises hereunder until the execution and delivery hereof by both Lessor and Lessee. Except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Lessor and Lessee and, if Lessee shall be an individual, upon and to his heirs, executors, administrators, successors and assigns. If two or more persons or parties are named as Lessee herein, (i) each of such persons or parties shall be jointly and severally liable for the obligations of the Lessee hereunder, and Lessor may proceed against any one without first having commenced proceedings against any other of them and (ii) Lessor may require that all notices, requests, demands, consents, approvals or other communications delivered by Lessee under the Lease must be executed by each person or party named as Lessee herein. Each term and each provision of this Lease to be performed by Lessee shall be construed to be both an independent covenant and a condition, and time is of the essence with respect to the exercise of any of Lessee’s and Lessor’s rights under this Lease. The reference contained to successors and assigns of Lessee is not intended to constitute a consent to assignment by Lessee. Except as otherwise set forth in this Lease, any obligations of Lessor or Lessee arising, or relating to events occurring, during the term of this Lease as it may be extended (including, without limitation, rental and other monetary obligations, repair obligations and obligations to indemnity or reimburse the other), shall survive the expiration or earlier termination of the term of this Lease as it may be extended.

(g) Notice. Any notice which may or shall be given under the terms of this Lease shall, unless otherwise provided herein, be in writing and shall be either delivered by hand or sent by United States Registered or Certified Mail, postage prepaid, to the address below Such addresses may be changed from time to time by either party by giving written notice as provided above. Notice shall be deemed given when delivered (if delivered by Hand) or when postmarked (if sent by mail in accordance with the provisions of this paragraph).

LESSOR:	RGK RENTALS, LTD.
P.O. Box 1787
Austin, Texas 78767
Attention: Greg Kozmetsky

LESSEE:	Prior to move-in
CreditCards.com, Inc.
13809 Research Blvd #906
Austin, Texas 78750
Attention: Christopher Speltz

LESSEE:	After move-in

Lessor		Lessee

CreditCards.com, Inc.
8920 Business Park Drive #350
Austin, Texas 78759
Attention: Christopher Speltz

With a copy to:	Granite Properties of Texas
Attention: Bill Roland
808 W 10th Street
Austin, Texas 78701

(h) Severability. If any court of competent jurisdiction deems any clause or provision of this Lease illegal, invalid, or unenforceable, under laws then in effect, it is the intention of the parties hereto that the remaining provisions of this lease shall not be affected thereby, and it is also the intention of both parties that in lieu of each clause or provision that is illegal, invalid, or unenforceable, there be added as a party of this Lease a clause or provision as similar to such illegal, invalid, or unenforceable clause or provision as would then be enforceable.

(i) Entire Agreement and Binding Effect. This Lease, including its exhibits, all of which are hereby incorporated herein by reference, constitutes the entire agreement between Lessor and Lessee; no prior or contemporaneous oral or written promises or representations shall be binding. Paragraph captions herein are for convenience only and neither limit nor amplify the provisions of this Lease. The provisions of this Lease shall be binding upon and ensure to the benefit of the heirs, executors, administrator, successors, and assigns of the parties.

(j) Assignment by Lessor. Lessor shall have the right to transfer and assign, in whole or in part, all of its rights and obligations hereunder and in the Building and the Land, provided that, however, Lessor’s assignee shall assume any and all duties and obligations of Lessor hereunder.

(k) Alterations. This Lease may not be altered, changed, or amended, except by an instrument in writing signed by both parties hereto.

(1) Gender. When required for clarity, the masculine gender shall also include the feminine and neuter.

(m) Recording. Lessee must not record this Lease or a short form memorandum thereof without Lessor’s prior written consent.

(n) Brokers. Lessor is represented in the transaction by Granite Properties of Texas, and Lessee is represented by Don Cox Company in this transaction. Lessor will compensate the brokers involved in this transaction in accordance with the terms of a separate agreement.

Lessor		Lessee

(o) Estoppel Certificate or Three-Party Agreement. At Lessor’s request, Lessee must execute either an estoppel certificate or a three-party agreement among Lessor, Lessee and any third party dealing with Lessor certifying to such facts (if true) as such third party or Lessor may reasonably require in connection with the business dealings of Lessor and such third party.

(p) Continuous Use. Lessee shall not at any time leave the Demised Premises vacant, but shall in good faith continuously throughout the term of this Lease conduct and carry on in the entire Demised Premises the type of business for which the Demised Premises is leased. Lessee shall, except during reasonable periods for repairing, cleaning and decorating, keep the Demised Premises open to the public for business except to the extent Lessee may be prohibited from being open for business by applicable law, ordinance or governmental regulation unless the Lessor has agreed in writing that the Lessee can sublease the Premises.

(q) Surrender of Premises by Lessee. At the termination of this Lease, whether caused by lapse of time or otherwise, Lessee shall at once surrender possession of the Premises and deliver said Premises to Lessor in good repair and condition, reasonable wear and tear, and damage or destruction by fire or other casualty excepted, and shall deliver to Lessor all keys and access cards to the Premises, and if such possession is not immediately surrendered, Lessor may forthwith enter upon and take possession of the Premises and expel or remove Lessee and any other person who may be occupying said Premises, or any part thereof all data and telephone cabling, furniture, movable trade fixtures and equipment installed by Lessee must be removed, at Lessor’s discretion, by Lessee at the termination of this Lease. All such removals shall be accomplished in a good workmanlike manner so as not to damage the Premises or the primary structure or structural qualities of the Building or the plumbing, electrical lines or other utilities. All data and telephone cabling, furniture, movable trade fixtures and equipment installed by Lessee not promptly removed after such termination, if such failure continues for ten (10) days after written notice thereof from Lessor to Lessee, shall thereupon be conclusively presumed to have been abandoned by Lessee and Lessor may, at its option, take over the possession of such property and either (i) declare same to be the property of Lessor by written notice thereof to Lessee or (ii) at the sole cost and expense of Lessee remove the same or any part thereof in any manner that Lessor shall choose and store and/or dispose.

21. PARKING. Lessee and all of its agents, representatives, employees, licensees, invitees, customers, and guests shall have and hereby are granted the full right of access to and use of the parking areas (except reserved space) located on the Land and servicing the Building subject to the Rules and Regulations. Such parking area shall be held available to such persons on a first come basis by Lessor except for those spaces with a Lessee name or a reserved marking. The combination of assigned and unassigned parking on the site will be adequate for one parking space for each 300 square feet of rentable area in the Building. In addition, Lessor shall provide and make available three (3) reserved covered spaces at an area to be mutually agreed upon by Lessor or Lessee, for the exclusive use of Lessee and its agents, representatives, employees, licensees,

Lessor		Lessee

invitees, customers, and guests. Lessee shall have the right (but not the obligation) to add apartment style covered spaces for those reserved spaces, at Lessee’s sole cost. Lessor will have the right to approve the final design and shall make reasonable effort to enforce that the reserved spaces are not utilized by other lessees or their employees or guests. Lessee’s right to construct covered parking is subject to Lessor’s approval of plans and specifications therefore and all such construction shall be performed in compliance with all applicable laws, codes and ordinances. Lessor reserves the right to modify the layout or configuration of the parking spaces, as long as it meets the minimum parking requirement.

22. WAIVER OF JURY TRIAL. LESSOR AND LESSEE HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER IN CONNECTION WITH THIS LEASE.

23. WAIVER OF CONSUMER RIGHT UNDER DTPA. As a material consideration for Lessor’s entering into this Lease, Lessee acknowledges and agrees as follows:

LESEE HEREBY WAIVES LESSEE’S RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.42 ET SEQ., TEXAS BUSINESS AND COMMERCIAL CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, LESSEE VOLUNTARILY CONSENTS TO THIS WAIVER.

24. WAIVER OF RIGHTS UNDER SECTION 93.012 OF THE TEXAS PROPERTY CODE. Lessor and Lessee are knowledgeable and experienced in commercial transactions and hereby agree that the provisions of this Lease for determining charges, amounts, Base Rent and/or Additional Rent payable by Lessee are commercially reasonable and valid even though such methods may not state a precise mathematical formula for determining such charges. ACCORDINGLY, LESSEE VOLUNTARILY AND KNOWINGLY WAIVES ALL RIGHTS AND BENEFITS OF LESEE UNDER SECTION 93.012 OF THE TEXAS PROPERTY CODE AS SUCH SECTION NOW EXISTS OR MAY BE HEREAFTER AMENDED OR SUCCEEDED.

25. WAIVER OF RIGHT TO CONTEST TAXES. Lessee hereby waives any right it may have under Section 41.413 of Texas Tax Code to protest the appraised value of all or any portion of the Premises and appurtenant property, and any right it may have under Section 42.015 of the Texas Tax Code to appeal an order of the appraisal review board with respect to all or any portion of the Premises and appurtenant property. Lessee agrees that Lessor shall have the sole right to protest any appraisals of the Premises and the appurtenant property. Lessee also hereby waives any statutory right it may have to receive a copy of any notice received by Lessor of reappraisal of all or any portion of the Premises and/or appurtenant property, including without limitation any notice required

Lessor		Lessee

under Section 41.413(d) of the Texas Tax Code. Lessee agrees that Lessor shall not be liable to Lessee for any damages for Lessor’s failure to send to Lessee a copy of any invoice of reappraisal concerning the Premises and/or any appurtenant property, irrespective of any obligation under applicable law of Lessor to provide such notice. From time to time, Lessor, in its reasonable discretion, shall make commercially reasonable efforts to challenge unfair assessments of taxes by contesting or objecting to increase in the determination of the fair market value of the premises and appurtenant property for real estate tax purposes and (if applicable) the tax rate imposed by the taxing authorities. Notwithstanding the foregoing, if Lessee protests, challenges or appeals any valuation for property tax purposes of all or any portion of the Premises and/or the appurtenant property, and such valuation increases from the value protested, appealed or challenged as a result of such protest, challenge or appeal by Lessee, Lessee agrees to indemnify Lessor on an after-tax basis for any property taxes due as a result of such increase.

26. CONFIDENTIALITY. Lessee and Lessor will keep confidential a) the terms of this Lease, and b) all written and verbal negotiations and communications Lessor in connection with this Lease (collectively, “Confidential Information”), and will not disclose or make available any Confidential Information to any other tenant in the Building or to any other person or entity, except to accountants, brokers, attorneys, and other agents for the purpose of providing advice in connection with the Confidential Information and who agree to preserve the confidential nature of the Confidential Information

27. RENEWAL OPTIONS. Lessee may extend the Term of this Lease beyond the expiration date provided in Section 3 on the following conditions:

(a) Lessee may, if it is not in default on the date such extension commences, extend the lease term for one (1) additional period of three (3) years. The extended term will begin on the date following the expiration date of the lease Term specified in Section 3. All the terms and covenants of the original lease Term apply to all extended lease terms except that the Base Rent shall be equal to an amount which is ninety-five percent (95%) of the then fair market rental value of comparable buildings. Comparable Buildings, said amount to be mutually agreed upon by Lessor and Lessee. If Lessor and Lessee cannot agree upon the fair market rental value, Lessor and Lessee will each select a qualified real estate broker. The two selected real estate brokers will determine the fair market rental value of the Premises which will be binding upon Lessor and Lessee. If the two selected real estate brokers cannot agree on the fair market rental value, they will select a mutually agreeable third qualified real estate broker. The third real estate broker will then determine the fair market rental value, which will be binding upon Lessor and Lessee.

(b) Lessee may exercise the option to extend this Lease by giving Lessor written notice of its intention to do so not later than one hundred twenty (120) days before the then current Term expires. Notice of an intention to exercise an option

Lessor		Lessee

under this Lease must, to be effective, be sent by mail or fax to Lessor as provided in this Lessee no later than the latest date provided in this Section for Lessee’s exercising the option.

28. EXPANSIONS. Meritage Homes has a first right of refusal on any space that becomes vacant in the Building. If any remaining portion of the first, second or third floor in the Building becomes or is vacant and available for occupancy during the Term and Meritage Homes of Texas, L.P. Lessee does not exercise their option to lease the available space., Lessee will have the option to rent all or a portion of this space, in addition to the portion of the Building described in this Lease as the Premises, subject to all the terms of this Lease. Lessee may exercise this option only if Lessee has at least two years left on the current lease term (including the extension period, if applicable), Lessee is in possession and occupancy of the premises and is not in default under the Lease. This option may be exercised as follows:

(a) Lessor will notify Lessee of the vacancy or pending vacancy of the additional space before the vacancy or, if Lessor is unaware of the pending vacancy before the vacancy, as soon as Lessor becomes aware of the vacancy or pending vacancy. This notice should state the date on which the additional space is expected to become vacant or that the space is already vacant. Lessee will have fifteen (15) days after receiving the notice within which to notify Lessor of its intention to exercise the option granted by this section. All notices required by this section must be in writing and delivered as provided in this Lease. Should Lessee decline, Lessee shall have a continuing right of first refusal on said space under the terms of this Section 28.

(b) If Lessee exercises the option granted by this article, Lessor shall use reasonable diligence to make the additional space available to Lessee no later than the date stated in Lessor’s notice to Lessee or within thirty (30) days after notification of Tenant’s intent to exercise the option, whichever is later. Lessor will not be liable to Lessee for any failure to deliver possession of the additional space within this time period if this failure is caused by the other lessee’s unlawfully holding over or retaining the additional space. Nor will any failure to deliver possession within this time period invalidate this Lease or the exercise of this option or extend the Term. The Term for the additional space will terminate at the same time that the Term for the originally leased Premises terminates, regardless of whether or when Lessor delivers or Lessee takes possession of the additional space.

(c) The Base Rent for the additional space shall be the greater of the current realty rate or 95% of the fair market rate for comparable space and all other terms and provisions of this Lease shall apply to such additional space.

(d) Leasehold improvement allowance to be negotiated based on building standard improvement allowance and length of term left on the lease

Lessor		Lessee

29. OPTION TO CANCEL. Lessee has the one time right to cancel this lease any Lessor’s Contribution time after 39 months of occupancy if Lessee is not in default, and if and only if Lessee requires additional similar office space in the Building and the Building cannot accommodate Lessee expansion needs by square feet. Lessee is required to give Lessor 120 days written notice of required square footage expansion needs. Lessor will respond to Lessee in writing whether or not the Building can accommodate the requested expansion. If Lessor cannot accommodate Lessee’s request, then within 15 days from the delivery date of Lessor’s notice to Lessee, Lessee must notice Lessor in writing of their desire to exercise the option to cancel the Lease at the end of the above 120 day period and at the same time reimburse Lessor for all unamortized to Lessee Improvements and leasing commissions as of the date the lease will be canceled. Lessor will include the amount of said reimbursement in its notice to Lessee that the Building cannot accommodate the expansion. If Lessee does not deliver notice to cancel and reimbursements to Lessor within the 15 day time frame the lease will remain in full force and effect and there will be no future right to cancel the lease.

[30. Details to be submitted for approval.

EXECUTED this 16th, day of NOVEMBER, 2007

LESSOR:	RGK RENTALS, INC.

	By:	/s/ Gregory A. Kozmetsky
Gregory A. Kozmetsky, President

	Date:	11-16-07

LESSEE:	CreditCards.com, Inc.

	By:	/s/ Christopher Speltz
Christopher Speltz, Chief Financial Officer

	Date:	11-14-07

Lessor		Lessee

EXHIBIT “A”

FLOOR PLAN

Lessor	Lessee

EXHIBIT B

BASE RENT

Period 1-Months 1-3 $0.00 per month

Period 2-Months 4-15 $19.00 gross per rentable square foot - $16,622.00 per month

Period 3-Months 16-27 The Base Rental rate of the Second Period multiplied by the sum of (1) one, plus (ii) the percentage change in the Consumer Price Index South Region over the preceding twelve months with a 3% cap.

Period 4-Months 28-39 The Base Rental rate of the Third Period multiplied by the sum of (1) one, plus (ii) the percentage change in the Consumer Price Index South Region over the preceding twelve months with a 3% cap.

Period 5-Months 40-51: The Base Rental rate of the Fourth Period multiplied by the sum of (1) one, plus (ii) the percentage change in the Consumer Price Index South Region over the preceding twelve months with a 3% cap.

Period 6-Months 52-63.: The Base Rental rate of the Fifth Period multiplied by the sum of (1) one, plus (ii) the percentage change in the Consumer Price Index South Region over the preceding twelve months with a 3% cap.

B-1

Lessor		Lessee

EXHIBIT C

RULES AND REGULATIONS

1. All lessees will refer all contractors’ representatives and installation technicians who are to perform any work within the Building to Lessor for Lessor’s supervision, approval, and control before the performance of any such work. This provision shall apply to all work performed in the Building including, but not limited to, installation of telephones, telegraph equipment, electrical devices and attachments, any and all installations of every nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment and any other physical portion of the Building. Lessee shall not mark, paint, drill into, or in any way deface any part of the Building or the Premises, except with prior written consent of the Lessor, which consent shall not be unreasonably withheld, and as the Lessor may direct.

2. The work of the janitorial or cleaning personnel shall not be hindered by Lessee after 5:30 p.m., and such work may be done at any time when the offices are vacant. The Lessee shall provide adequate waste and rubbish receptacles, cabinets, book cases, map cases, etc., necessary to prevent unreasonable hardship to Lessor in discharging its obligations regarding cleaning service.

3. Movement of furniture or office equipment in or out of the Building, or dispatch or receipt by Lessee of any heavy equipment, bulky material, or merchandise which requires use of elevators or stairways, or movements through the building’s service dock or lobby entrance shall be restricted to such hours as Lessor shall designate during normal business hours, or as Lessor and Lessee may otherwise agree. All such movement shall be in a manner to be agreed upon between Lessee and Lessor in advance. Such prior arrangements shall be initiated by Lessee. The time, method and routing of movement and limitations for safety or other concern which may prohibit any article, equipment, or other item from being brought into the Building shall be subject to Lessor’s discretion and control. Any hand trucks, carryalls, of similar appliances used for the delivery or receipt of such merchandise or equipment shall be equipped with rubber tires, side guards, and such other safeguards as the Building shall require. Although Lessor or its personnel may participate in or assist in the supervision of such movement, Lessee assumes final responsibility for all risks as to damage to articles moved and injury to persons or persons engaged in such movement, including equipment, property and personnel of Lessor if damage or injured as a result of acts in connection with carrying out this service for Lessee from the time of entering the property to completion of work. Lessor shall not be liable for the acts of any person engaged in, or any damage or loss to any of said property or persons resulting form any act in connection with such service performed by Lessee.

4. No signs of any kind or nature, symbol, or identifying mark shall be put on the Building, elevators, staircases, entrances, parking areas or upon the doors or walls,

C-1

Lessor		Lessee

whether plate glass or otherwise of the Premises nor within the Premises so as to be visible from the public areas or exterior of the Building, without prior written approval of Lessor. All signs or lettering shall conform in all respects to the sign and/or lettering criteria established by Lessor.

5. Lessee shall not make or permit any loud or improper noises in the building or otherwise interfere in any way with other lessees.

6. Lessor will not be responsible for any lost or stolen personal property or equipment from the Premises or public areas, regardless of whether such loss occurs when the area is locked against entry or not.

7. Lessee, or the employees, agents, servants, visitors, or licensees of Lessee shall not, at any time or place, leave or discard rubbish, paper, articles, or objects of any kind whatsoever outside the doors of the Premises or in the corridors or passageways of the Building. No animals, bicycles, or vehicles of any description shall be brought into or kept in or about the Building.

8. No additional lock or locks shall be placed by Lessee on any door in the Building unless written consent of Lessor shall have first been obtained. Six (6) keys will be furnished by Lessor for the Premises, and any additional key required must be obtained from Lessor at Lessee’s expense. A reasonable charge will be made for each additional key furnished. All keys shall be surrendered to Lessor upon termination of tenancy. Provided, however, Lessor and Lessee shall agree upon a “secure room” which shall be set out in the plans for the leasehold improvements. Lessee may also install a security system in the Premises, provided same does not violate any ordinances or laws and that it meets building standards.

9. None of the entries, passages, doors, hallways, or stairways in the building shall be blocked or obstructed.

10. Lessor shall have the right to determine and prescribe the weight and proper position of any unusually heavy equipment, including computers, safes, large files, etc., that are to be placed in the building, and only those which in the exclusive judgment of the Lessor will not do damage to the floors, structure, and/or elevators may be moved into the Building. Any damage caused by installing, moving, or removing such aforementioned articles in the Building shall be paid by Lessee.

11. All Christmas and other decorations must be constructed of flame retardant materials.

12. If requested by Lessor, Lessee shall provide Lessor with a list of all personnel authorized to enter the Building after 7:00 p.m. to 6:30 a.m., Monday through Friday, and 24 hours a day on Saturday, Sundays and holidays, such periods hereinafter referred to as “After Hours.” The Building shall be locked After Hours

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Lessor		Lessee

13. Anyone entering or leaving the Building After Hours must sign his name, company, suite number, and time on the Building Register, if requested by Lessor.

14. The Building’s “Normal Business Hours” shall be from 7:00 a.m. to 6:30 p.m. Monday through Friday. Air conditioning or heating for use other than during Normal Operating Hours must be accessed by override.

15. Any furniture or equipment removed from the Building after hours must be listed and the list provided to Lessor in writing prior to such removal. Description and serial numbers should be included unless Lessor and Lessee may otherwise agree.

16. Names to be placed on or removed from the Directory Board in the Lobby of the Building shall be furnished to the Lessor in writing on Lessee’s letterhead.

17. Any additional services as are routinely provided to lessees, not required by the Lease to be performed by Lessor, which Lessee requests Lessor to perform, and which are performed by Lessor, shall be billed to Lessee at Lessor’s cost plus 15% and Lessee shall pay such bill at the next maturing date as an installment of Base Rental.

18. All doors leading from public corridors to the Premises are to be kept closed when not in use.

19. Canvassing, soliciting, or peddling in the Building is prohibited and Lessee shall cooperate to prevent the same.

20. Lessee shall give immediate notice to Lessor in case of accidents in the Premises or in the Building or of defects therein or in any fixtures or equipment, or of any known emergency in the Building.

21. Lessee shall not use the Premises or permit the Premises to be used for photographic multilith, or multigraph reproductions, except in connection with its own business.

22. Requests for services or complaints by Lessee will be attended to only upon application to Lessor. Employees of Lessor shall not perform any work or do anything outside of their regular duties, unless under special instructions from the Lessor.

23. Any damages (accepting normal wear and tear) caused by Lessee to carpet in the Premises shall be repaired or replaced at the expense of Lessee.

24. Lessee, or the employees, agents, servants, visitors, or licensees of Lessee, shall abide by the Rules and Regulations established from time to time for the parking area.

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Lessor		Lessee

25. Lessee shall not allow to pass into any sewer, drain, or toilet serving the Premises or located in the Building any oil, grease, or any other deleterious effluent or substance which may cause an obstruction in or damage to such sewer, drain, or toilet.

26. All areas within the Building are designated as “no smoking areas”.

27. Lessor reserves the right to rescind any of these Rules and Regulations of the Building, and to reasonably make such other and further Rules and Regulations of the Building as in its reasonable judgment shall from time to time be needful for the safety, protection, care and cleanliness of the Building, the Premises, and the operation thereof, the preservation of good order therein, and the protection and comfort of the other lessees in the Building and their agents, employees, and invitees. Changes in these Rules and Regulations, when made and written notice thereof is given to Lessee, shall be binding upon Lessee in the manner as if originally herein prescribed. Provided, however, such changes shall not operate so as to change the provisions of the lease agreement between Lessor and Lessee.

28. Alcohol is not allowed to be stored or consumed on the premises.

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Lessor		Lessee

EXHIBIT D

LESSEE IMPROVEMENT AGREEMENT

1 INITIAL IMPROVEMENTS. Lessor shall cause to be constructed, in a good workmanlike manner, the improvements (the “Initial Improvements”) in the Premises in accordance with plans and specifications approved by Lessee and Lessor and attached hereto as Exhibit D-1 (the “Plans”), which approvals shall not be unreasonably withheld, conditioned or delayed. The Initial Improvements shall be performed at the Lessee’s cost, subject to the Lessor’s Contribution (hereinafter defined).

Lessor shall cause the Plans to be prepared, at Lessee’s cost, by a registered professional architect, and mechanical and electrical engineer(s). Promptly after the mutual execution of the Lease, Lessee shall provide to Lessor the preliminary space plans for the Premises and such other information reasonably required by Lessor to commence preparation of the Plans. Promptly after Lessor’s receipt of such preliminary space plans, Lessor shall prepare and furnish an initial draft of the Plans to Lessee for Lessee’s review and approval. Lessee shall, within five (5) business days after receipt, either provide comments to such Plans or approve the same. Lessee shall be deemed to have approved such Plans if it does not provide comments on such Plans within such 5-business day period. If Lessee timely provides Lessor with comments to the initial draft of the Plans, Lessor shall provide revised Plans to Lessee incorporating Lessee’s comments within one (1) week after receipt of Lessee’s comments, or as soon as possible. Lessee shall, within five (5) business days after receipt, then either provide comments to such revised Plans or approve such Plans. Lessee shall be deemed to have approved such revised Plans if Lessee does not provide comments on such Plans within such 5-busines day period. The process described above shall be repeated, if necessary, until the Plans have been finally approved by Lessee and Lessor.

Once the Plans have been finally approved, Lessor will promptly prepare all necessary construction drawings for the construction of the Initial Improvements. Upon the completion of such construction drawings, Lessor shall submit the same to Lessee for its approval. Lessee shall, within five (5) days after receipt thereof, then either provide comments to such drawings or approve the same. Lessee shall be deemed to have approved such drawings if Lessee does not provide comments thereto within such 5-day period. If Lessee timely provides any comments to such drawings, Lessor shall revise such drawings and resubmit the same to Lessee for its review and approval. Until such time as Lessor and Lessee mutually approve such construction drawings, the process described above shall be repeated as reasonably necessary, and both Lessor and Lessee agree to act in good faith in order to derive mutually acceptable construction

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drawings for the construction of the Initial Improvements. After the mutual approval of the construction drawings, Lessor shall submit the drawings for initial construction bid and, if the bid therefore exceeds Lessor’s Contribution, Lessee shall either (i) agree to pay to Lessor all costs of construction exceeding Lessor’s Contribution or (ii) modify the Plans (subject to Lessor’s reasonable approval) so that the construction costs shall not exceed Lessor’s Contribution.

Once the Plans and all construction drawings relative thereto have been finalized and approved by Lessee and Lessor, Lessor shall promptly (i) submit the same to the appropriate governmental authorities for the issuance of all necessary building permits, and (ii) solicit bids from three (3) contractors selected by Lessor for the construction of the Initial Improvements. Upon receipt of such bids, Lessor and Lessee shall select a contractor to perform the construction of the Initial Improvements. Lessor shall use commercially reasonable efforts to cause the Initial Improvements to be substantially completed, except for mechanical adjustments or minor details of construction (“Punch List Items”), on or before January 15, 2008 the date as the intended “Commencement Date,” subject to Lessee Delay (as defined in Section 4 hereof) and Force Majeure.

2. LESSOR’S CONTRIBUTION. Lessor shall contribute an amount not to exceed $19.00 per square foot Rentable Area of the Premises (“Lessor’s Contribution”) or a total of $199,462.00 toward the costs actually incurred for the Initial Improvements and Change Orders (including, without limitation, the costs incurred in the preparation of the Plans, submetering costs, and all architectural, engineering, construction, construction management fees incurred and permitting fees but excluding space planning design fees and any Lessor supervision or management fees). At Lessee’s election, Lessee may utilize any portion of Lessor’s Contribution towards the costs of fiber cabling installed by or on behalf of Lessee in the Premises or the Building. Lessor has no obligation to pay for costs of the Initial Improvements or Change Orders in excess of Lessor’s Contribution, or to pay to Lessee any portion of Lessor’s Contribution remaining after the completion of the construction of the Initial Improvements. If the cost of the Initial Improvements and/or Change Orders exceeds the Lessor’s Contribution, Lessee shall pay such overage to Lessor prior to move in Lessor will contribute in addition to the above $199,462.00 an amount not to exceed $11,056.00 to convert the HVAC units to a ducted return system and add filter bases to existing units plus $8,955.00 to refeed existing electric receptacles, rework the power on the ceiling grid and rewire and support light fixtures in place.

4. COMMENCEMENT DATE DELAY. The parties acknowledge and agree that the Commencement Date of the Lease shall not occur prior to the date that the Initial Improvements have been substantially completed (the “Completion Date”); provided, however, the Commencement Date shall not be deferred to or beyond the Completion Date to the extent that

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any one or more of the following (a “Lessee Delay”), has caused the Completion Date to occur after the date specified in the Schedule as the intended “Commencement Date”:

(a) Lessee’s request for Change Orders to the extent such Change Orders actually cause a delay; or

(b) Intentionally Omitted

(c) Lessee’s request for materials, finishes or installations requiring unusually long lead times; or

(d) Lessee’s delay in reviewing, revising or approving plans and specifications beyond the periods set forth herein; or

(e) Lessee’s delay in providing information critical to the normal progression of the project. Lessee shall provide such information as soon as reasonably possible; or

(f) Lessee’s delay in making payments to Lessor for costs of the Initial Improvements and/or Change Orders in excess of the Lessor Contribution; or

(g) Any other act or omission by Lessee, its agents, contractors or persons employed by any of such persons, to the extent a delay results therefrom.

Lessor agrees to use reasonable efforts to notify Lessee of any circumstances or acts or omissions of Lessee that constitute a Lessee Delay hereunder. If the Completion Date occurs after the date specified in Section 1 of Appendix D as the intended “Commencement Date” and such delay has resulted from a Lessee Delay, then, for purposes of this Lease, the Completion Date shall be deemed to be the date, determined in Lessor’s sole discretion, on which the Initial Improvements would have been substantially completed but for any Lessee Delay. For purposes hereof, the Initial Improvements shall be deemed to be “substantially completed” at such time as Lessor has certified to Lessee that (i) Lessor has completed the Initial Improvements in substantial conformance with the Plans, subject only to Punch List Items, (ii) Lessor has tendered possession of the Premises to Lessee, and (iii) Lessor has obtained any required certificates of occupancy necessary to permit Lessee to occupy the Premises.

5. ACCESS BY LESSEE PRIOR TO COMMENCEMENT OF TERM. Lessor shall permit Lessee and its agents to enter the Premises prior to the Completion Date to prepare the Premises for Lessee’s use and occupancy; provided that any such permission shall constitute a license only, conditioned upon Lessee’s:

(a) working in harmony with Lessor and Lessor’s agents, contractors, workmen, mechanics and suppliers and with other Lessees and occupants of the Building;

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(b) obtaining in advance Lessor’s approval of the contractors proposed to be used by Lessee and depositing with Lessor in advance of any work (i) security reasonably satisfactory to Lessor for the completion thereof, and (ii) the contractor’s statement of the scope of work to be performed (or a copy of its construction contract with Lessee) and the form of lien waivers intended to be utilized by the contractor and all subcontractors and suppliers of material; and

(c) furnishing Lessor with such insurance as Lessor may reasonably require against liabilities which may arise out of such entry.

Lessor shall have the right to withdraw such license for any reason upon twenty-four (24) hours’ written notice to Lessee. Lessor shall not be liable in any way for any injury, loss or damage, which may occur to any of Lessee’s property or installations in the Premises prior to the Commencement Date. Lessee shall protect, defend, indemnify and save harmless Lessor from all liabilities, costs, damages, fees and expenses arising out of the activities of Lessee or its agents, contractors, suppliers or workmen in the Premises or the Building. Any entry and occupation permitted under this Section shall be governed by Section 5 and all other terms of the Lease.

6. MISCELLANEOUS. Terms used in this Appendix D shall have the meanings assigned to them in the Lease. Lessor at Lessor’s expense will construct ten foot fence around dumpsters that are visible from the Premises and paint the drains on ledge located on the southeast side of the building looking towards downtown;

7. IMPROVEMENTS PAYMENTS. Lessee at the time the Lease is signed will:

a) Deposit with Lessor an amount equal to the total estimated improvements. Lessor will use the funds to pay for the improvements. Lessee will deposit with Lessor within five (5) days of a written request an amount equal to the cost of any change orders or additional expense or costs to complete the Lessee approved improvements to the leased premises. Lessor will credit Lessee with $ 199,498.00 of rent payments.

Or

b) In addition to the security deposit required in Section 8 of this Lease, pay to Lessor a $250,000.00 security deposit which (i) If Lessee is not in default of this Lease one half of the deposit will be returned to Lessee within thirty (30) days after Lessee has notified Lessor in writing that its initial public offering of at least $100 million is complete. The second half of the deposit will be returned to Lessee twelve (12) months after the first half was returned to Lessee or (ii) in the absence of any such initial public offering after nine (9) months of timely rental payments paid on or before the due date, $100,000.00 of said security deposit will be promptly returned to Lessee, and after fifteen (15) months of timely rental payments paid on or before the due date another $100,000.00 of said security deposit will be promptly returned to Lessee and after twenty-one (21) months of rental payments paid on or before the due date the remaining said security deposit, plus any accrued interest will be promptly returned to Lessee.

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This deposit will be put in an interest bearing account and all interest earned will be paid to Lessee.

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EXHIBIT D-1

To be prepared by Sixth River Architects

Construction Drawings to be inserted

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